Home Equity Loan-Backed Term Notes, GMACM Series 2000-CL1 Group 1
		Payment Date	11/25/2003

Servicing Certificate
Beginning Pool Balance	102,660,395.44
Beginning PFA	0.00
Ending Pool Balance	97,389,268.89
Ending PFA Balance	-
Principal Collections	4,471,508.78
Principal Draws	-
Net Principal Collections	4,471,508.78

Current Month Repurchases - Units	10
Current Month Repurchases - Dollars	294,524.71

Active Loan Count	3,989

Interest Collections	1,356,494.96

Weighted Average Net Loan Rate	15.20043%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security	Note
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Rate
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00000	0.00%
Class A-2	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00000	0.00%
Class A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00000	7.57%
Class A-4	8,457,778.42	3,186,651.87	0.0844079	5,271,126.55	55,609.89	0.00	0.009896	7.89%
Class M	34,256,000.00	34,256,000.00	1.0000000	0.00	248,926.93	0.00	0.106385	8.72%
Class B	20,553,000.00	20,553,000.00	1.0000000	0.00	154,147.50	0.00	0.063829	9.00%

Certificates	96,783.24

Beginning Overcollateralization Amount	39,393,617.02
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	39,393,617.02
Overcollateralization Target Amount	39,393,617.02

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent of
	Balance		of Loans	Ending Balance
Delinquent Loans (30 Days)*	4,638,883.89		188	4.76%
Delinquent Loans (60 Days)*	2,301,970.05		92	2.36%
Delinquent Loans (90+ Days)*	3,638,775.39		159	3.74%
Foreclosed Loans	94,752.79		3	0.10%
REO	-		-	0.00%

* Delinquency Figures Include Foreclosures, REO, and Bankruptcy.

		Percent of
	Liquidation To-Date	Original Pool Balance
Beginning Loss Amount	35,721,589.92
Current Month Loss Amount	799,617.77	0.23%
Current Month's Recoveries	63,215.70
Ending Loss Amount	36,457,991.99	10.64%

	Recovery To-Date
Beginning Recovery Amount	1,643,285.37
Current Month Recovery Amount	63,215.70
Ending Recovery Amount	1,706,501.07

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Initial Capitalized Interest Account Withdraw	0.00
Withdraw relating to Collection Period	0.00
Remaining CIA Balance Paid to GMACM	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Remaining Pre-Funding Balance Paid to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00